UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 14, 2005

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 0-7154

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park 901 Hector Street Conshohocken, Pennsylvania 19428
(Address of principal executive offices)
(Zip Code)

(610) 832-4000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into Material Definitive Agreement.

Syndicated Multicurrency Credit Facility

On October 14, 2005, we and our wholly-owned subsidiaries, Quaker Chemical Corporation (“Quaker Delaware”), Epmar Corporation, Quaker Chemical Europe B.V. and Quaker Chemical B.V., entered into a new syndicated multicurrency credit agreement that provides for financing in the United States and the Netherlands. This unsecured facility will replace most of our former bilateral credit facilities in the United States, which are expected to be repaid within 30 days of our entry into this new credit facility. The new facility terminates, and the debt under the credit agreement is due, on September 30, 2010. The new facility allows for revolving credit borrowings in a principal amount of up to $100,000,000, which can be increased to $125,000,000 at our option if lenders agree to increase their commitments and we satisfy certain conditions. Bank of America, N.A. acts as administrative agent, swing line lender and letter of credit issuer under the new facility. In general, borrowings under the credit facility bear interest at either a base rate or LIBOR rate plus a margin based on our consolidated leverage ratio.

We, Quaker Delaware and Epmar Corporation are jointly and severally liable for the obligations of all of the borrowers under the credit facility. Each of Quaker Chemical Europe B.V. and Quaker Chemical B.V. is liable only for the debt under the facility made to it directly by the lenders or advanced to it by us with our borrowings under the facility, and thus their liability is several in nature.

Our new credit facility contains a number of business and financial covenants and events of default that apply to the borrowers and our “Restricted Subsidiaries.” All of our subsidiaries, except for Quaker Chemical South Africa (Pty.) Ltd., Quaker Chemical India Limited, Quaker Chemical (Australasia) Pty. Limited and SB Decking Corporation (and any others that we may so designate, subject to approval of the lenders holding a majority of the outstanding loans) are “Restricted Subsidiaries.” Among other events of default in our credit facility are: cross default or cross acceleration to other indebtedness in excess of certain threshold amounts; unsatisfied judgments in excess of certain threshold amounts; our insolvency or that of any of our significant subsidiaries; a change of control of us in certain circumstances; and covenant default under the credit facility. Some of the more important business and financial covenants are discussed below.

Our credit facility restricts additional indebtedness for us and our Restricted Subsidiaries, subject to certain exceptions including: certain intercompany debt; $15.0 million of purchase money indebtedness, capital lease and synthetic lease obligations (other than one synthetic lease which we are specifically permitted to enter into); certain debt in connection with permitted acquisitions; debt arising under certain swap contracts; up to $25.0 million of certain unsecured debt; $10.0 million of debt of our subsidiaries; and $5.0 million of debt owing to Unrestricted Subsidiaries from the borrowers. Our credit facility contains restrictions on investments and acquisitions of other businesses, lines of business and divisions. In general, and subject to certain limitations, acquisitions of other businesses, lines of business and divisions are permitted provided that the sum of the aggregate purchase price and the aggregate amount of all such acquisitions and investments made in any fiscal year does not exceed $40.0 million, and provided further that the aggregate value of any substantially unrelated lines of business acquired and continuing to be held does not exceed the lesser of $15.0 million or 5% of the value of our total consolidated assets. Subject to certain exceptions, acquisitions in excess of those amounts would require us to obtain permission from the lenders who hold a majority of the committed debt.

There are also restrictions on dispositions of assets, subject to certain exceptions including dispositions between or among borrowers, dispositions between or among non-borrower Restricted Subsidiaries and between or among unrestricted subsidiaries, certain licenses of intellectual property, $10.0 million of dispositions of property purchased or acquired by us or a subsidiary in compliance with the limitations on acquisitions and investments above, and a basket of other dispositions which may not exceed $25.0 million in any fiscal year and $35.0 million over the term of the loan. The borrowers may not make restricted payments such as dividends or capital stock purchases if a default under the agreement is occurring or would result from such restricted payment. Non-borrower subsidiaries may make restricted payments to a borrower at any time.

There is also a restriction on capital expenditures, limiting the aggregate amount we and our subsidiaries may spend to $15.0 million in each fiscal year. However, if we do not use the permitted amount in any year, the unused amount of permitted capital expenditures may be carried over to the next succeeding year.

In addition to business covenants, there are financial covenants in our credit facility. The facility includes an interest coverage test and a leverage test. We are required to maintain a consolidated interest coverage ratio of at least 2.50 to 1.00 and a maximum consolidated leverage ratio of 3.50 to 1.00.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release dated October 19, 2005 announcing Quaker Chemical Corporation’s new syndicated multicurrency credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: October 19, 2005	By:	/s/ D. JEFFRY BENOLIEL
D. Jeffry Benoliel Vice President, Secretary and General Counsel

4